PRESS RELEASE
Comcast Corporation
1500 Market St.
Philadelphia, PA 19102
www.comcast.com

Investor Contacts:		Press Contacts:
Marlene S. Dooner	(215) 981-7392	D’Arcy Rudnay	(215) 981-8582
Leslie A. Arena	(215) 981-8511	Tim Fitzpatrick	(215) 981-8515
Daniel J. Goodwin	(215) 981-7518

FOR IMMEDIATE RELEASE

AT&T REACHES AT HOME LITIGATION SETTLEMENT

Comcast Payment of $170 Million Results in Update to First Quarter 2005 Results

PHILADELPHIA (May 3, 2005) - Comcast Corporation (NASDAQ: CMCSA, CMCSK) today announced that AT&T Corp. reached a settlement of certain At Home litigation. Comcast will pay AT&T Corp. $170 million to reimburse it for Comcast’s portion of AT&T’s settlement. Pursuant to the terms of its acquisition of AT&T Broadband from AT&T, Comcast is contractually liable for 50% of the $340 million settlement amount for these lawsuits, which are described below. The settlement also releases all claims by AT&T and AT&T Broadband in the At Home bankruptcy. The settlement is subject to the approval of the United States Bankruptcy Court for the Northern District of California.

As Comcast noted in its April 28, 2005 press release, because this settlement was reached prior to the filing of Comcast’s Form 10-Q for the first quarter 2005, it must reflect its portion of the settlement in its first quarter earnings. Below are selected items from Comcast’s release that reflect the changes resulting from the payment obligation (amounts in millions except per share data):

	As Stated on April 28, 2005	As Updated
Operating Cash Flow	$2,030	$2,030
Operating Income	$866	$866
Other Income (expense)	$62	$(108)
Income before Income Taxes and Minority Interest	$460	$290
Net Income	$313	$143
Diluted earnings per common share	$0.14	$0.06

The lawsuits are: (i) a lawsuit filed against AT&T and others in Santa Clara, California state court alleging various breaches of fiduciary duties, misappropriation of trade secrets and other causes of action and (ii) an action filed against AT&T in the District Court for the Northern District of California alleging patent infringement. As part of the settlement, a lawsuit filed in the United States Bankruptcy Court against AT&T, AT&T Broadband and others seeking to recover alleged “preference” payments will be dismissed.

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (http://www.comcast.com) is the nation's leading provider of cable, entertainment and communications products and services. With 21.5 million cable customers, 7.4 million high-speed Internet customers, and 1.2 million voice customers, Comcast is principally involved in the development, management and operation of broadband cable networks and in the delivery of programming content.

The Company's content networks and investments include E! Entertainment Television, Style Network, The Golf Channel, Outdoor Life Network, G4, AZN Television, PBS KIDS Sprout, TV One and four Comcast SportsNets. The Company also has a majority ownership in Comcast-Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia.

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